Exhibit 10.22

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into on this 26th day of June, 2019 by and between KalVista Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Michael Smith (hereinafter, the “Executive”).

RECITALS

WHEREAS, the Executive is currently employed by the Company;

WHEREAS, the terms of Executive’s employment with the Company are set forth in an offer letter by and between the Company and the Executive previously entered into on the 8th day of January, 2016 (the “First Agreement);

WHEREAS, the Company and the Executive now desire to supersede and replace the First Agreement;

WHEREAS, the Company and Employee intend that this Agreement shall supersede and replace the First Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms herein described.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

2.Position and Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the SVP Development of the Company, and shall have such duties typically associated with such titles, including, without limitation supervising operations and management of the Company and its subsidiaries.  The Executive shall faithfully and diligently perform all services as may be assigned to him by the CEO, and shall exercise such power and authority as may from time to time be delegated to him by the CEO. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on civic or charitable boards or committees, (y) deliver lectures or fulfill speaking engagements, or (z) manage personal investments, so long as any such activities do not interfere with or detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3.Compensation and Benefits.

(a)Base Salary. The Executive shall receive a Base Salary at the annual rate of $290,000.00, effective as of May 1, 2019, during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.  The Base Salary shall be reviewed, at least annually.

(b)Bonuses. During the Term of Employment, the Executive shall participate in the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives, as established and modified from time to time by the Compensation Committee of the Board in its sole discretion. During the Term of Employment, the Executive shall have a target bonus opportunity under such plan or program equal to 35% of his current Base Salary (the “Target Bonus”), based on satisfaction of performance criteria to be established by the Compensation Committee of the Board within the first three months of each fiscal year that begins during the Term of Employment.  Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards, but in no event later than 2 ½ months following the last day of the applicable Company fiscal year, and, except as otherwise provided herein, will be subject to the Executive’s continued employment through the last day of the applicable Company fiscal year.

(c)Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

(d)Equity Awards.  During the Term of Employment, the Executive shall be eligible to be granted Equity Awards.  The number and type of such Equity Awards, and the terms and conditions thereof, shall be determined by the Board or the Compensation Committee of the Board, in its discretion

(e)Vacation.  The Executive shall be entitled to paid vacation each calendar year during the Term of Employment, in accordance with and subject to the terms of the Company’s then effective vacation or paid time off policy.

(f)Reimbursement of Reasonable Business Expenses.  Subject to submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of reasonable business expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company.  The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.Termination.

(a)General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its Related Entities.

(b)Termination by the Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause.  In no event shall a termination of the Executive’s employment for Cause occur unless the Company gives written notice to the Executive in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause.  In the event that the Term of Employment is terminated by the Company for Cause, Executive shall be entitled only to the Accrued Obligations.

(c)Disability. The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive at any time during which the Executive is suffering from a Disability.  In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to (i) the Accrued Obligations and (ii) any insurance benefits to which he and his beneficiaries are entitled as a result of his Disability.

(d)Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive’s estate shall be entitled to (i) the Accrued Obligations and (ii) any insurance benefits to which he and his beneficiaries are entitled as a result of his death.

(e)Termination Without Cause outside of a Change in Control of the Company or Resignation With Good Reason outside of a Change in Control of the Company. The Company may terminate the Term of Employment without Cause, and the Executive may terminate the Term of Employment for Good Reason, at any time upon written notice.  If the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, in either case prior to the date of a Change in Control or more than two years after a Change in Control, the Executive shall be entitled to the following:

(i)The Accrued Obligations;

(ii)A lump sum payment equal to 9 months of Executive’s then-current Base Salary;

(iii)Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for 9 months (or, if less, for the duration that such COBRA coverage is available to Executive).  Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive with a taxable lump sum payment in an amount equal to the then-unreimbursed monthly COBRA premiums.

(f)Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company 30 days’ written notice of such termination.  In the event of a termination of employment by the Executive under this Section 4(f), the Executive shall be entitled only to the Accrued Obligations.  In the event of termination of the Executive’s employment under this Section 4(f), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(g)Termination Without Cause in connection with a Change in Control of the Company or Resignation With Good Reason in connection with a Change in Control of the Company. If the Executive’s employment is terminated by the Company (or any entity to which the obligations and benefits under this Agreement have been assigned pursuant to Section 9(b)) without Cause or by the Executive for Good Reason, in either case during the two year period immediately following a Change in Control, then the Executive shall be entitled to the following:

(i)The Accrued Obligations;

(ii)A lump sum payment equal to 12 months of Executive’s then-current Base Salary;

(iii)A lump sum payment equal to the Executive’s full Target Bonus for the fiscal year in which the Termination Date occurs;

(iv)Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for 12 months (or, if less, for the duration that such COBRA coverage is available to Executive).  Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive with a taxable lump sum payment in an amount equal to the then-unreimbursed monthly COBRA premiums.

(v)All then-unvested Equity Awards will vest in full.

(h)Release.  All rights, payments and benefits due to the Executive under this Section 4 (other than the Accrued Obligations) shall be conditioned on the Executive’s execution of a general release of claims against the Company and its affiliates substantially in the form attached hereto as Exhibit B (the “Release”) and on that Release becoming irrevocable within 60 days following the Termination Date.  The severance described in this Section 4 (other than Accrued Obligations) shall be paid no later than the first business day following the sixtieth (60th) day following the termination of employment of Executive and in compliance with the timeframe required under Section 409A as set forth herein, and the first payment will include the payments due and owing prior to that payment date but for the application of this sentence.  If the Straddle Period (as defined below) spans two (2) calendar years, then the cash payments under this Section 4 (other than Accrued Obligations) shall first be made on the first business day in the second calendar year that occurs after the expiration of the sixty (60)-day period in which the Release must be delivered and effective, as described in this Section 4.  The “Straddle Period” shall mean the sixty (60)-day period following a termination of employment in which the Release is to be executed and become irrevocable pursuant to this Section 4.

(i)Section 280G Certain Reductions of Payments by the Company.

(1)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be an amount expressed in present value that avoids any Payment being nondeductible by the Company because of Section 280G of the Code.  To the extent necessary to avoid imposition of the Excise Tax, the amounts payable or benefits to be provided to the Executive shall be reduced such that the reduction of compensation to be provided to the Executive is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).  Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  If a reduction of any Payment is required pursuant to this Section 4(i), such reduction shall occur to the amounts in the order that results in the greatest economic present value of all payments and benefits actually made or provided to the Executive.  For purposes of this Section 4(i), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(2)All determinations required to be made under this Section 4(i) shall be made by a tax or compensation consulting firm of national reputation selected by the Company (the “Consulting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 20 business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments.  Any such determination by the Consulting Firm shall be binding upon the Company and the Executive.  Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.  All fees and expenses of the Consulting Firm incurred in connection with the determinations contemplated by this Section 4(i) shall be borne by the Company.

(3)As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Consulting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Payments which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Consulting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Consulting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be promptly repaid to the Company by the Executive.  In the event that the Consulting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(j)Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 4(j) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 4(j).

(k)Return of Company Property. Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, cell phones and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.

(l)Compliance with Section 409A.

(i)General.  It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(ii)Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii)Six Month Delay for Specified Employees.  If the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(iv)Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(v)Taxable Reimbursements and In-Kind Benefits.

(A)Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B)The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C)The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vi)Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

5.Restrictive Covenants.

(a)Confidential Information.  The Executive shall execute and agree to be bound by the terms of the Company’s Employee Invention Assignment, Confidentiality and Non-Competition Agreement (the “EIIA”) as provided therein.

(b)Insider Trading Policies.  Executive agrees that he shall comply with and be bound by the Company’s insider trading policies with respect to the securities of the Company as now in effect or hereafter adopted or amended.

(c)Clawback Provisions.  All incentive and equity awards and payments shall be subject to the clawback policy of the Company, as now in effect or hereafter adopted or amended, and all applicable laws and rules and regulations of the stock exchanges and public market on which the securities of the Company are traded.

(d)Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Section 5 or the EIIA may cause irreparable harm and damage to the Company, and its Related Entities, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company and its Related Entities shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 5 or the EIIA by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

6.Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a)The Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)The Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)In connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer; and

7.Indemnification.   Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

8.Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a)Accrued Obligations” means:

(i)all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)any unpaid or unreimbursed expenses incurred in accordance with Company policy to the extent incurred during the Term of Employment;

(iii)any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans;

(iv)any unpaid Bonus with respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

(v)any accrued but unused vacation pay.

(b)“Base Salary” means the salary provided for in Section 3(a) hereof or any increased salary granted to Executive pursuant to Section 3(a) hereof.

(c)“Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(d)“Board” means the Board of Directors of the Company.

(e)“Bonus” means any bonus payable to the Executive pursuant to Section 3(b) hereof.

(f)“Cause” means any of the following:

(i)Executive’s conviction of or plea of nolo contendere to a felony or to any crime involving moral turpitude;

(ii)willful misconduct or gross negligence by the Executive resulting, in either case, in material economic or reputational harm to the Company or any of Related Entities;

(iii)a willful failure by the Executive to carry out the reasonable and lawful directions given to him with respect to his employment as the Company’s SVP Development and failure by the Executive to remedy the failure within thirty (30) days after receipt of written notice of same from the Company;

(iv)fraud, embezzlement, theft or dishonesty of a material nature by the Executive against the Company or any Related Entity, or a willful material violation by the Executive of a policy or procedure of the Company or any Related Entity, resulting, in any case, in material, reputational or economic harm to the Company or any Related Entity; or

(v) a willful material breach by the Executive of this Agreement and failure by the Executive to remedy the material breach within 30 days after receipt of written notice of same by the Company.

(g)“CEO” means the Chief Executive Officer of the Company.

(h)“Change in Control” means the occurrence of any of the following events: (i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purpose of this subclause (iv), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.  For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(i)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(j)“Code” means the Internal Revenue Code of 1986, as amended.

(k)“Commencement Date” means the date of this Agreement.

(l)“Disability” means the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of six months or more in any 12 month period, by reason of any medically determinable physical or mental impairment.

(m)“Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(n)“Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties are incurred by the Executive with respect to any such excise tax.

(o)“Good Reason” means the occurrence of any of the following events or conditions, without the Executive’s express written consent:

(i)a material reduction by the Company in the Executive’s annual Base Salary (which for purposes hereof is deemed to constitute a reduction of greater than 10%, unless such reduction applies as part of a salary reduction program and such program includes similar reductions to all of the Executive’s direct reports); or

(ii)the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Executive’s termination.

With respect to each of subsection (i) and (ii) above, the Executive must provide notice to the Company of the condition giving rise to “Good Reason” within 30 days of the initial existence of such condition, and the Company will have 30 days following such notice to remedy such condition.  The Executive must resign the Executive’s employment no later than 30 days following the Company’s failure to cure the Good Reason or written notice to the Executive that it will decline to do so.

(p)“Group” shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934.

(q)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.

(r)“Related Entity” means any Person controlling, controlled by or under common control with the Company or any of its subsidiaries.  For this purpose, the terms “controlling,” “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including (without limitation) the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(s)“Target Bonus” has the meaning described in Section 3(b).

(t)“Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement, which period shall begin on the Commencement Date and continue until terminated in accordance with Section 4 hereof.

(u)“Termination Date” means the date on which the Term of Employment ends.

9.Miscellaneous Provisions.

(a)Taxes.  All payments or transfers of property made by the Company to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(b)Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

(c)Governing Law and At-will nature of Employment. Except as expressly set forth herein, this letter agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.  Executive’s employment with the Company is employment at-will, which means either Executive or the Company may terminate Executive’s employment at any time and for any reason subject to the provisions of Section 4 of this Agreement.

(d)Arbitration and Class Action Waiver. Executive and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to Executive’s employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment), except as set forth below, based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”).  Further, to the fullest extent permitted by law, Executive and the Company agree that no class or collective actions can be asserted in arbitration or otherwise.  All claims, whether in arbitration or otherwise, must be brought solely in Executive’s or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.  THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.

Notwithstanding anything to the contrary herein, nothing in this Arbitration and Class Action Waiver section restricts Executive’s right to pursue claims in court (a) on a representative action basis under applicable law or (b) for any alleged sexual harassment or any alleged unlawful discriminatory practices related to sexual harassment.

This Agreement does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted in Boston, Massachusetts through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.  The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration.  If Executive is unable to access these rules, please let the Company know and Executive will be provided with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  Executive and the Company agree that this Arbitration and Class Action Waiver Provision shall be governed by the Federal Arbitration Act.  Should any portion of this provision be found unenforceable, it shall be severed and the remaining provisions shall remain in full force and effect.

(e)Entire Agreement. This Agreement, together with the exhibit attached hereto, constitutes the entire agreement between the patties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Related Entities) with respect to such subject matter.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

(f)Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon receipt by the addressee, as evidenced by the return receipt thereof.  Notice shall be sent (i) if to the Company, addressed to the Company’s headquarters, Attention: the Company’s CEO, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

(g)Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

(h)Right to Consult with Counsel. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable.

(i)Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

(j)Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

(k)Damages; Attorneys’ Fees.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.  Each party shall bear its own costs and attorneys’ fees.

(l)No Set-off or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In the event of any termination of the Executive’s employment under this Agreement, he shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for hereunder.

(m)Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(n)No Third Party Beneficiary.  The Related Entities are intended third party beneficiaries of this Agreement.  Otherwise, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(o)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

[Signature Page to Executive Employment Agreement Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

Company KalVista Pharmaceuticals, Inc. Print Name: Title:	Executive Michael Smith

[Signature Page to Executive Employment Agreement]

Exhibit B

General Release of Claims

1.Michael Smith (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section [4(e)] [4(g)] of the Executive Employment Agreement (the “Severance Benefits”) to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge KalVista Pharmaceuticals, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under Age Discrimination in Employment Act (“ADEA”) that he may have as of the date hereof.  Executive further understands that, by signing this General Release of Claims, he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which the Executive is entitled under COBRA, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies (including any rights under Section 7 of the Employment Agreement), (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) rights to vested benefits under the Company’s 401(k) plan, and (vi) any rights as a holder of equity securities of the Company.

2.Executive understands that nothing in this Release shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Release, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

3.Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof; provided, that nothing herein shall prevent Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or the Executive’s ability to participate in any investigation or proceeding conducted by such agency.   Nothing in this paragraph shall serve to limit, restrain or impair Executive’s rights under paragraph 2 above.

4.Executive acknowledges that, in the absence of his execution of this General Release of Claims, the Severance Benefits would not otherwise be due to him.

5.Executive acknowledges and agrees that he received adequate consideration in exchange for agreeing to the covenants contained in Section 5 of the Employment Agreement and the EIAA (as defined therein), that such covenants remain reasonable and necessary to protect the legitimate business interests of the Company and its affiliates and that he will continue to comply with those covenants.

6.Executive hereby acknowledges that the Company has informed him that he has up to 21 days to sign this General Release of Claims and he may knowingly and voluntarily waive that 21 day period by signing this General Release of Claims earlier.  Executive also understands that he shall have seven days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

7.Executive acknowledges and agrees that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Massachusetts applicable to contracts made and to be performed entirely within such State.

8.Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

9.This General Release of Claims shall become irrevocable on the eighth day following Executive’s execution of this General Release of Claims, unless previously revoked in accordance with paragraph 6, above.

Intending to be legally bound hereby, Executive has executed this General Release of Claims on ___________, 20__.

Executive

Michael Smith